EXHIBIT 24

APPOINTMENT OF ALTERNATE DIRECTOR

I, Matthew MacIsaac the undersigned, being a Director of MMCAP International Inc. SPC (the "Company") hereby appoint Hillel Meltz as my agent and attorney, in my name and on my behalf:-

a)     to certify any approved documents as required by the Company as having been approved by resolution of the Directors; and

b)     to attend and vote at and do all acts and things, which I would personally have done at a meeting of Directors to be held in accordance with the Articles of Association of the Company, and at all continuations and adjournments thereof;

c)     to sign any written resolutions of the Directors of the Company in accordance with the Articles of Association of the Company; and

d)     to sign any approved documents or other documents requiring my signature as a Director in connection with the Company.

The authority contained above may be revoked, either generally or in relation to any specified document or class of documents, at any time by notice in writing (including a fax, email or telex message) sent or delivered to the Company and shall otherwise be irrevocable.

I authorize a copy of this appointment to be delivered to any other person who may require it.

This appointment is to be effective 15 December 2006 and continue until 30 April 2007 unless cancelled by me in writing.